Press Release

FOR IMMEDIATE RELEASE:

Contact: Terri McKay, FHLBank Pittsburgh, 412-288-2830, cell: 412-523-8511, terri.mckay@fhlb-pgh.com

FHLBank Pittsburgh Announces Second Quarter Financial Results

PITTSBURGH, July 28, 2016 – The Federal Home Loan Bank of Pittsburgh (FHLBank) today announced unaudited financial results for the second quarter of 2016. The Bank recorded net income of $67.0 million, and the Board of Directors declared dividends of 5.0 percent annualized on activity stock and 2.0 percent annualized on membership stock. Dividends are payable to the Bank’s stockholders on July 29, 2016.

“We are pleased with another strong quarter for our cooperative,” said Winthrop Watson, President and Chief Executive Officer. “We are focused on providing products our members want and contributing to affordable housing.”

Highlights for the second quarter of 2016 include:

Net income of $67.0 million
Net interest income of $93.6 million
Advances at $66.3 billion
Letters of credit at $19.7 billion
Retained earnings at $925.0 million

Operating Results

The Bank’s net income totaled $67.0 million for the second quarter of 2016, a decrease of $13.6 million compared to $80.6 million for the second quarter of 2015. This decrease was driven primarily by net losses on derivatives and hedging activities, partially offset by net gains on trading securities and higher net interest income. Net losses on derivatives and hedging activities were $16.4 million for the second quarter of 2016 compared to net gains of $29.1 million in the second quarter of 2015, a decrease of $45.5 million. Net gains on trading securities were $10.9 million for the second quarter of 2016 compared to net losses of $10.1 million in the second quarter of 2015, an increase of $21.0 million. Net interest income in the second quarter of 2016 was $93.6 million compared to $81.1 million in the second quarter of 2015, an increase of $12.5 million. This increase in net interest income was primarily due to increased interest income on advances and prepayment fees on advances, largely offset by increased interest expense on consolidated obligation bonds and discount notes. Interest income on advances in the second quarter of 2016 was $135.8 million compared to $81.6 million for the second quarter of 2015; prepayment fees on advances were $20.7 million and $0.2 million for the second quarters of 2016 and 2015 respectively. Offsetting these increases, interest expense on consolidated obligation bonds was $126.7 million in the second quarter of 2016 compared to $77.9 million in the second quarter of 2015; interest expense on discount notes was $26.8 million and $10.3 million for the second quarters of 2016 and 2015 respectively. Second quarter 2016 performance allowed the Bank to set aside $7.4 million for affordable housing programs.

For the six months ended June 30, 2016, net income was $123.5 million compared to $151.7 million for the same prior-year period, a decrease of $28.2 million. The decrease was primarily due to net losses on derivatives and hedging activities, partially offset by higher net gains on trading securities and higher net interest income. Net losses on derivatives and hedging activities were $52.0 million for the six months ended June 30, 2016, compared to net gains of $21.5 million in the same prior-year period, a decrease of $73.5 million. Net gains on trading securities for the six months ended June 30, 2016, were $28.2 million compared to net losses of $3.3 million in the same prior-year period, an increase of $31.5 million. Net interest income for the six months ended June 30, 2016, was $175.0 million compared to $156.6 million in the same prior-year period, an increase of $18.4 million. This increase in net interest income was primarily due to increased interest income on advances, prepayment fees on advances and interest income on Federal funds sold, partially offset by increased interest expense on consolidated obligation bonds and discount notes. Interest income on advances for the six months ended June 30, 2016, was $267.7 million compared to $155.3 million in the same period of 2015. Prepayment fees for the six months ended June 30, 2016, were $20.8 million compared to $1.3 million in the same prior-year period. Interest income on Federal funds sold for the six months ended June 30, 2016, was $11.7 million compared to $2.9 million in the same prior-year period. Interest expense on consolidated obligation bonds for the six months ended June 30, 2016, was $236.3 million compared to $156.3 million in the same prior-year period; interest expense on discount notes for these periods in 2016 and 2015 was $60.1 million and $19.4 million respectively.

Balance Sheet Highlights

At June 30, 2016, total assets were $86.9 billion, compared with $96.3 billion at December 31, 2015, a decrease of $9.4 billion. The decrease was primarily due to lower advances, which totaled $66.3 billion at June 30, 2016, a decrease of $8.2 billion compared to $74.5 billion at December 31, 2015.

Total capital at June 30, 2016, was $4.3 billion compared to $4.5 billion at December 31, 2015. The decrease was related to reduced capital stock due to lower advance activity. Total retained earnings at June 30, 2016, were $925.0 million compared to $881.2 million at December 31, 2015. Total retained earnings at June 30, 2016, included $187.2 million of restricted retained earnings compared with $162.5 million of restricted retained earnings at December 31, 2015. At June 30, 2016, FHLBank Pittsburgh had total regulatory capital of $4.2 billion and remained in compliance with all regulatory capital requirements.

The Board of Directors declared a dividend on subclass B2 (activity) stock equal to an annual yield of 5.0 percent and a dividend on subclass B1 (membership) stock equal to an annual yield of 2.0 percent. These dividends will be calculated on stockholders’ average balances during the period April 1, 2016, to June 30, 2016, and credited to stockholders’ accounts on Friday, July 29, 2016.

Detailed financial information regarding second quarter 2016 results will be available in FHLBank Pittsburgh’s Quarterly Report on Form 10-Q, which the Bank anticipates filing on August 9, 2016.

About FHLBank Pittsburgh

As an intermediary between global capital markets and local lenders, FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions of all sizes in Delaware, Pennsylvania and West Virginia. The Bank is one of the banks in the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and economic growth in all economic cycles.

This document contains “forward-looking statements” – that is, statements related to future events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions, real estate, credit and mortgage markets; volatility of market prices, rates and indices related to financial instruments; political, legislative, regulatory, litigation, or judicial events or actions; changes in assumptions used in the quarterly other-than-temporary impairment (OTTI) process; risks related to MBS; changes in the assumptions used in the allowance for credit losses; changes in the Bank’s capital structure; changes in the Bank’s capital requirements; membership changes; changes in the demand by Bank members for Bank advances; an increase in advance prepayments; competitive forces, including the availability of other sources of funding for Bank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank (FHLBank) System’s debt rating or the Bank’s rating; the ability of the Bank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which the Bank has joint and several liability; applicable Bank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology risks; and timing and volume of market activity. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

Unaudited Condensed Statements of Condition and Income
(in millions)

	June 30,	December 31,
Condensed Statement of Condition	2016	2015
ASSETS:
Cash and due from banks	$2,645.9	$2,377.0
Federal funds sold	2,545.0	3,980.0
Securities purchased under agreements to resell	500.0	1,000.0
Trading securities	423.6	394.7
Available-for-sale (AFS) securities	8,635.8	8,099.9
Held-to-maturity securities	2,419.2	2,663.3
Advances	66,336.4	74,504.8
Mortgage loans held for portfolio, net of allowance for credit losses of $6.0 and $5.7,
respectively	3,154.3	3,086.9
All other assets	246.3	229.7

Total assets	$86,906.5	$96,336.3

LIABILITIES:
Consolidated obligations, net	$81,583.4	$90,882.8
All other liabilities	1,032.8	951.9

Total liabilities	82,616.2	91,834.7
CAPITAL:
Capital stock	3,232.1	3,539.7
Retained earnings	925.0	881.2
Accumulated other comprehensive income	133.2	80.7

Total capital	4,290.3	4,501.6

Total liabilities and capital	$86,906.5	$96,336.3

	Three months ended June 30,		Six months ended June 30,
Condensed Statement of Income	2016	2015	2016	2015
Total interest income	$247.6	$169.3	$472.4	$332.4
Total interest expense	154.0	88.2	297.4	175.8

Net interest income	93.6	81.1	175.0	156.6
Provision (benefit) for credit losses	0.2	0.3	0.4	(0.2)
Gains on sales of AFS securities	—	—	12.7	—
Gains on litigation settlements, net	0.5	—	0.5	15.3
All other income (loss)	0.8	26.2	(11.0)	31.9
All other expense	20.3	17.4	39.6	35.4

Income before assessments	74.4	89.6	137.2	168.6
Affordable Housing Program assessment	7.4	9.0	13.7	16.9
Net income	$67.0	$80.6	$123.5	$151.7